Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Third Amendment”), dated as of August 17, 2016, is by and among TEAM, INC., a Delaware corporation (the “Borrower”), the banks listed as Lenders on the signature pages hereof (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (in said capacity as Administrative Agent, the “Administrative Agent”).
BACKGROUND
A.The Borrower, the Guarantors, the Lenders, and the Administrative Agent are parties to that certain Third Amended and Restated Credit Agreement, dated as of July 7, 2015, as amended by that certain First Amendment to Credit Agreement, dated as of December 2, 2015, and that certain Second Amendment and Commitment Increase to Credit Agreement, dated as of February 29, 2016 (said Third Amended and Restated Credit Agreement, as amended, the “Credit Agreement”; the terms defined in the Credit Agreement and not otherwise defined herein shall be used herein as defined in the Credit Agreement).
B.    The Borrower has requested that the Lenders make certain amendments to the Credit Agreement, as more fully set forth herein.
NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the parties hereto covenant and agree as follows:
1.    AMENDMENTS.
(a)    The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
“Applicable Rate” means the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Total Leverage Ratio	Commitment Fee	Eurocurrency Rate for Loans and Letters of Credit	Base Rate for Loans
I	Less than 1.25 to 1.00	0.200	1.250	0.250
II	Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	0.250	1.500	0.500
III	Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	0.300	1.750	0.750
IV	Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	0.350	2.000	1.000
V	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	0.400	2.250	1.250
VI	Greater than or equal to 4.00 to 1.00	0.450	2.500	1.500

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered for any Fiscal Quarter pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 6.02(b), then Pricing Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date such Compliance Certificate is actually delivered to the Administrative Agent. Notwithstanding the foregoing, the Applicable Rate in effect from and after the Closing Date through and including the date the Compliance Certificate for the Fiscal Quarter ending August 31, 2015 is delivered pursuant to Section 6.02(b) after the Closing Date shall be Pricing Level IV.
In the event that any financial statement delivered pursuant to Section 6.01(a) or 6.01(b) or any Compliance Certificate delivered pursuant to Section 6.02(b) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined using the Pricing Level applicable for such Applicable Period based upon the corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The obligations of the Borrower under this paragraph shall survive termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
(b)    The definition of “Consolidated EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, without duplication, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income (including state franchise and margin taxes based upon income), deducted in determining such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) any net loss reducing Consolidated Net Income in connection with any disposition of assets, (f) to the extent deducted in determining Consolidated Net Income, non-cash adjustments for currency exchanges in accordance with GAAP, (g) to the extent deducted in determining Consolidated Net Income, the amount of out-of-pocket fees, costs and expenses incurred in connection with this Agreement, the other Loan Documents and the Qualspec Acquisition in an aggregate amount not to exceed $5,275,000, (h) to the extent deducted in determining Consolidated Net Income, financing fees, financial and other advisory fees, accounting fees, legal fees (and similar advisory and consulting fees), and related costs and expenses incurred by the Borrower or any Subsidiary in connection with Permitted Acquisitions and permitted asset sales (whether or not consummated) in an aggregate amount not to exceed $2,000,000 in any fiscal year, (i) to the extent deducted in determining Consolidated Net Income, the amount of any unusual, extraordinary or non-recurring charges, costs, and expenses including, without limitation, such charges, costs, and expenses for (1) the restructuring, integration or reorganization of the Borrower or any Subsidiary, (2) goodwill, fixed asset or intangible asset impairment in accordance with GAAP, (3) the settlement of litigation or other claims against the Borrower or any Subsidiary and (4) the severance of employees of the Borrower or any Subsidiary, (j) to the extent deducted in determining Consolidated Net Income, ERP system implementation expenses; provided that the aggregate amount for any fees, expenses, charges and costs that are included in clauses (i) and (j) with respect to any period of four consecutive Fiscal Quarters (A) through and including December 31, 2016, shall not exceed $30,000,000 for such period, (B) thereafter and through and including December 31, 2017, shall not exceed $25,000,000 for such period, (C) through and including December 31, 2018, shall not exceed $16,000,000 for such period, and (D) thereafter, shall not exceed 3% of Consolidated EBITDA for such period, in each case as approved by the Administrative Agent in writing, (k) non-cash losses of the Borrower and its Subsidiaries from foreign exchange conversions and mark-to-market adjustments to foreign exchange hedge agreements (or other derivatives) reducing such Consolidated Net Income, (l) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and, without duplication, (m) non-cash expenses of the Borrower and its Subsidiaries associated with stock-based compensation reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, minus the following to the extent included in calculating such Consolidated Net Income; (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income for such period, (iii) non-cash gains of the Borrower and its Subsidiaries from foreign exchange conversions and mark-to-market adjustments to foreign exchange hedge agreements (or other derivatives), and (iv) any net gain increasing such Consolidated Net Income in connection with any disposition of assets. Notwithstanding anything to the contrary set forth above or elsewhere in this Agreement, for purposes of determining Consolidated EBITDA, EBITDA of Furmanite for the four Fiscal Quarter period ending (a) December 31, 2015 shall be $32,000,000, (b) March 31, 2016, shall be $29,000,000, (c) June 30, 2016, shall be $21,000,000, (d) September 30, 2016, shall be $13,000,000, and (e) December 31, 2016, shall be $5,000,000.
For purposes of calculating the Interest Coverage Ratio, the Total Leverage Ratio and the Senior Secured Leverage Ratio as at any date, Consolidated EBITDA shall be calculated on a pro forma basis (as certified by the Borrower to the Administrative Agent) assuming that all acquisitions made, and all Dispositions completed, during the four consecutive Fiscal Quarters then most recently ended had been made on the first day of such period (but without any adjustment for projected cost savings or other synergies unless otherwise approved by the Administrative Agent).
(c)    Section 6.14(a) of the Credit Agreement is hereby amended by amending the last sentence thereof to read as follows:
Within ninety days (or such later period as the Administrative Agent may agree in its reasonable discretion) after the time that any Person becomes a Material Foreign Subsidiary that is owned directly by a Domestic Subsidiary as a result of the creation of such Subsidiary or a Permitted Acquisition or otherwise, (x) 65% of such Subsidiary’s Equity Interest shall be pledged to secure the Secured Obligations and (y) the Lenders shall receive such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with such pledge.
(d)    Section 7.13(b) of the Credit Agreement is hereby amended to read as follows:
(b)    Total Leverage Ratio.
(i)    Prior to the Permitted Debt Incurrence Date, the Borrower shall not permit the Total Leverage Ratio as of the end of any Fiscal Quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
September 30, 2016	4.25 to 1.00
December 31, 2016	4.50 to 1.00
March 31, 2017 and June 30, 2017	4.25 to 1.00
September 30, 2017	3.75 to 1.00
December 31, 2017	3.50 to 1.00
March 31, 2018	3.25 to 1.00
June 30, 2018 and each Fiscal Quarter thereafter	3.00 to 1.00
(ii)    Notwithstanding the foregoing, from and after the Permitted Debt Incurrence Date, the Borrower shall not permit the Total Leverage Ratio as of the end of any Fiscal Quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
September 30, 2016	4.25 to 1.00
December 31, 2016	4.50 to 1.00
March 31, 2017 and June 30, 2017	4.25 to 1.00
September 30, 2017 and each Fiscal Quarter thereafter	4.00 to 1.00

(e)    Section 7.13(c) of the Credit Agreement is hereby amended to read as follows:
(c)    Senior Secured Leverage Ratio. From and after the Permitted Debt Incurrence Date, the Borrower shall not permit the Senior Secured Leverage Ratio as of the end of any Fiscal Quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Maximum Senior Secured Leverage Ratio
September 30, 2016	3.25 to 1.00
December 31, 2016	3.50 to 1.00
March 31, 2017 and June 30, 2017	3.25 to 1.00
September 30, 2017 and each Fiscal Quarter thereafter	3.00 to 1.00
(f)    Exhibit B, Compliance Certificate, is hereby amended to be in the form of Exhibit B to this Third Amendment.
2.    REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, the Borrower represents and warrants that, as of the date hereof, and immediately after giving effect to this Third Amendment:
(a)    the representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V and each other Loan Document, or which are contained in any document that has been furnished under or in connection herewith or therewith, are (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, are true and correct in all material respects, and except that for purposes hereof, except (x) to the extent Administrative Agent has been previously notified of any changes in the facts on which such representations and warranties were based in a certificate delivered to Administrative Agent pursuant to Section 6.02(b) of the Credit Agreement, (y) the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, and (z) any representation and warranty that by its terms is made only as of an earlier date, is true and correct in all material respects (or in the case of such representations and warranties that are subject to a materiality qualification, in all respects) as of such earlier date;
(b)    no Default exists;
(c)    (i) the Borrower has full power and authority to execute and deliver this Third Amendment, (ii) this Third Amendment has been duly executed and delivered by the Borrower and (iii) this Third Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state securities laws;

(d)    neither the execution, delivery and performance of this Third Amendment or the Credit Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will (i) conflict with any Organization Documents of the Borrower, (ii) violate any Applicable Law applicable to the Borrower in any material respect (other than failures to obtain governmental authorizations, make filings or provide notices, etc. which do not violate Section 5.03 of the Credit Agreement), or (iii) conflict with any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject, except in each case referred to in this clause (iii) for such violations, breaches and defaults that, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; and
(e)    no authorization, approval, consent, or other action by, notice to, or filing with, any Governmental Authority or other Person not previously obtained is required to be obtained or made by (i) the Borrower as a condition to the execution, delivery or performance by the Borrower of this Third Amendment or (ii) any Guarantor as a condition to the acknowledgement by any Guarantor of this Third Amendment.
3.    CONDITIONS OF EFFECTIVENESS. All provisions of this Third Amendment shall be effective upon satisfaction of, or completion of, the following:
(a)    the Administrative Agent shall have received counterparts of this Third Amendment executed by the Lenders;
(b)    the Administrative Agent shall have received counterparts of this Third Amendment executed by the Borrower and acknowledged by each Guarantor;
(c)    the representations and warranties set forth in Section 2 of this Third Amendment shall be true and correct;
(d)    the Administrative Agent shall have received for its benefit and for the benefit of each Lender and the Arranger the fees in immediately available funds as agreed upon by the Borrower, Bank of America, Merrill Lynch Pierce Fenner & Smith Incorporated and the Lenders;
(e)    all fees and out-of-pocket expenses of counsel for the Administrative Agent shall have been paid; and
(f)    the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and its counsel, such other documents, certificates and instruments as the Administrative Agent shall require.
4.    GUARANTOR’S ACKNOWLEDGMENT. By signing below, each Guarantor (a) acknowledges, consents and agrees to the execution, delivery and performance by the Borrower of this Third Amendment, (b) acknowledges and agrees that its obligations in respect of its Guaranty are not released, diminished, waived, modified, impaired or affected in any manner by this Third Amendment or any of the provisions contemplated herein, (c) ratifies and confirms its obligations under its Guaranty, and (d) acknowledges and agrees that it has no claim or offsets against, or defenses or counterclaims to, its Guaranty.
5.    REFERENCE TO THE CREDIT AGREEMENT.
(a)    Upon and during the effectiveness of this Third Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended by this Third Amendment.
(b)    Except as expressly set forth herein, this Third Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights or remedies of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, and shall not alter, modify, amend, or in any way affect the terms, conditions, obligations, covenants, or agreements contained in the Credit Agreement or the other Loan Documents, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect.
6.    COSTS AND EXPENSES. The Borrower shall be obligated to pay the reasonable costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder.
7.    EXECUTION IN COUNTERPARTS. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Third Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.
8.    GOVERNING LAW; BINDING EFFECT. This Third Amendment shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state; provided that the Administrative Agent and each Lender shall retain all rights arising under federal law. This Third Amendment shall be binding upon the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns.
9.    HEADINGS. Section headings in this Third Amendment are included herein for convenience of reference only and shall not constitute a part of this Third Amendment for any other purpose.
10.    ENTIRE AGREEMENT. THE CREDIT AGREEMENT, AS AMENDED BY THIS THIRD AMENDMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT

THE FINAL AGREEMENT BETWEEN THE PARTIES AS TO THE SUBJECT MATTER THEREIN AND HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date above written.

TEAM, INC.

		By:	/s/ Greg L. Boane
Greg L. Boane
Senior Vice President and Chief Financial
Officer

ACKNOWLEDGED AND AGREED:

TEAM INDUSTRIAL SERVICES, INC.
TEAM INDUSTRIAL SERVICES
INTERNATIONAL, INC.
TQ ACQUISITION, INC.

By:	/s/ Greg L. Boane
Greg L. Boane
Senior Vice President, Chief Financial
Officer and Treasurer

QUEST INTEGRITY GROUP, LLC
QUEST INTEGRITY USA, LLC

By:	/s/ Ted W. Owen
Ted W. Owen
Treasurer

ROCKET ACQUISITION, INC.

By:	/s/ Greg L. Boane
Greg L. Boane
Vice President and Chief Financial
Officer

Signature Page to Third Amendment

QUALSPEC LLC
QUALSPEC INC.

By:	/s/ Greg L. Boane
Greg L. Boane
Senior Vice President and Treasurer

FURMANITE CORPORATION
FURMANITE WORLDWIDE, INC.
FURMANITE AMERICA, INC.
FURMANITE OFFSHORE SERVICES, INC.

By:	/s/ Greg L. Boane
Greg L. Boane
Executive Vice President, Chief
Financial Officer and Treasurer

TCI SERVICES, INC.
TANK CONSULTANTS, INC.
DK VALVE & SUPPLY, INC.
TCI SERVICES HOLDINGS, INC.

By:	/s/ Greg L. Boane
Greg L. Boane
Senior Vice President

Signature Page to Third Amendment

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Kelly Weaver
Name:	Kelly Weaver
Title:	Vice President

Signature Page to Third Amendment

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swingline Lender

By:	/s/ Adam Rose
Name:	Adam Rose
Title:	SVP

Signature Page to Third Amendment

LENDERS:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ John Kushnerick
	Name:	John Kushnerick
	Title:	Executive Director

Signature Page to Third Amendment

COMPASS BANK

By:	/s/ Hugh M. McCrea III
Name:	Hugh M. McCrea III
Title:	Vice President

Signature Page to Third Amendment

BRANCH BANKING AND TRUST
COMPANY

By:	/s/ Matt McCain
Name:	Matt McCain
Title:	Senior Vice President

Signature Page to Third Amendment

SUNTRUST BANK

By:	/s/ Justin Lien
Name:	Justin Lien
Title:	Director

Signature Page to Third Amendment

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Suzannah Valdivia
Name:	Suzannah Valdivia
Title:	Senior Vice President

Signature Page to Third Amendment

BOKF, NA dba Bank of Texas

By:	/s/ Jeff Dunn
Name:	Jeff Dunn
Title:	Executive Vice President

Signature Page to Third Amendment